EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE JUNE 5, 2007

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES
2007 FIRST QUARTER RESULTS

Key Highlights:

•	First quarter EPS improved to $0.40 versus EPS of $0.29 in the prior year period
•	First quarter net sales declined approximately 3% to $57.8 million versus net sales of $59.7 million in the prior year period
•	Trailing twelve month adjusted EBITDA improved to $44.9 million in 2007 first quarter versus $42.2 million in the first quarter of 2006
•	PCA Transaction receives Bankruptcy Court approval and is expected to close by late June

St. Louis, MO, June 5, 2007 – CPI Corp. (NYSE-CPY) today reported earnings per share of $0.40 per diluted share for the 12-week first quarter ended April 28, 2007 compared to earnings per share of $0.29 per diluted share reported in the comparable quarter of fiscal 2006.  Net income for the same periods increased to $2.6 million in 2007 from $1.8 million in 2006.  Net income and related diluted earnings per share for the first quarter of 2007 were favorably impacted by $0.5 million and $0.09, respectively, resulting from a change in vacation policy impacting the 2007 first quarter.

Net sales for the first quarter of 2007 declined $1.9 million, or approximately 3%, to $57.8 million from the $59.7 million reported in the first quarter of 2006.  The 2007 first quarter sales performance was the result of an approximate 13% decline in sittings offset by an approximate 11% increase in average sale per customer sitting.

The Company believes that the first quarter sittings decline is attributable to a range of factors including industry sittings declines and competitive pressures.  Recent significant advancements in digital photographic technology have affected the industry in two important respects.  First, new professional photographic technology has encouraged a number of new digital entrants to enter and expand in the marketplace over the past several years.  Second, the continuing proliferation of amateur digital photography appears to be making customers more discerning and demanding and may be impacting overall portrait activity and visit frequency.

The first quarter increase in average sale per customer sitting resulted principally from increased add-on sales of digitally enhanced and specialty portraits, portraits on CD, bundled collections of popular products and services and on-site printing, among others, as well as a mix shift toward higher-spending customers.

Preliminary net sales for the first five weeks of the fiscal 2007 second quarter which ended June 2, 2007 represent an approximate 4% decline versus the comparable period ended June 3, 2006.

Income from operations for the first quarter of 2007 was $4.1 million compared to the $3.1 million in the first quarter of 2006.  The $1.0 million increase in income from operations is primarily the result of decreases in cost of sales, selling, general and administrative expenses, depreciation and amortization, and other charges and impairments of $0.7 million, $1.0 million, $0.8 million and $0.4 million, respectively, partially offset by a $1.9 million decline in sales.

The decrease in cost of sales resulted principally from lower overall production levels as a result of declines in sittings, additional gains in labor productivity resulting from the continuing refinement of digital manufacturing processes, and an improved product mix.

Selling, general and administrative expenses decreased primarily as a result of lower studio and corporate employment costs totaling $1.7 million and reduced host commissions of $0.3 million, partially offset by planned increases in advertising spending of $1.0 million related to more aggressive prospecting activities.  Studio employment costs declined principally due to a focused initiative to improve labor scheduling and productivity.  However, approximately $0.8 million of the decline in studio and corporate employment costs is attributable to a change in the Company’s vacation policy, which resulted in the reduction of vacation expense in fiscal 2007.

The decrease in depreciation and amortization is principally attributable to reduced capital spending beginning in the fourth quarter of 2005 and continuing into the first quarter of 2007 following the significant digital investments made in 2004 and the first three quarters of 2005.

PCA Acquisition Update

On May 1, 2007, the Company entered into a definitive agreement to acquire substantially all of the operating assets of Portrait Corporation of America, Inc. (“PCA”) and its foreign and domestic affiliates for $100 million in cash, subject to certain closing adjustments, and the assumption of certain liabilities.  PCA and certain of its direct and indirect subsidiaries are Chapter 11 debtors-in-possession before the United States Bankruptcy Court for the Southern District of New York.

On June 4, 2007, the Bankruptcy Court issued an order approving a motion filed by PCA on May 4, 2007, seeking approval of the sale transaction.  The Company previously announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 on May 24, 2007.

The acquisition is expected to close this month.  The acquisition is expected to be funded from a refinancing of the Company’s existing Credit Agreement pursuant to an underwritten commitment.  The closing of the refinancing is subject to definitive documentation and other customary closing conditions.

PCA is the sole operator of portrait studios in Wal-Mart stores and supercenters in the U.S., Canada and Mexico.  As of the current date, PCA operates 2055 studios worldwide, including 1696 in the U.S. and Puerto Rico, 249 in Canada, 105 in Mexico and 5 in the United Kingdom.  During its most recently completed fiscal year ended January 28, 2007, PCA photographed over 5.6 million customers and generated sales of $292 million.

# # # # #

The Company will host a conference call and audio webcast on Wednesday, June 6, at 10:00 a.m. central time to discuss the financial results and provide a Company update. To participate on the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company’s own site at www.cpicorp.com as well as www.earnings.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above websites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 2974044. The replay will be available through June 13, 2007 by phone and for 30 days on the Internet.

# # # # #

CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company’s customer to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: the Company’s dependence on Sears, the approval of our business practices and operations by Sears, the termination, breach or increase of the Company’s expenses by Sears or Sears Canada under our license agreements, customer demand for the Company’s products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company’s photographs, widespread equipment failure, compliance with debt covenants, the impact of the Company’s strategic alternative process on its business, increased debt level due to the acquisition of Portrait Corporation of America, Inc (“PCA”), the ability to successfully close and integrate the planned PCA acquisition,  implementation of marketing and operating strategies, and other risks as may be described in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 3, 2007. The Company does not undertake any obligations to update any of these forward-looking statements.

CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
(Un-audited)

	12 Weeks	Vs	12 Weeks	52 Weeks	Vs	52 Weeks

	Apr. 28, 2007		Apr. 29, 2006	Apr. 28, 2007		Apr. 29, 2006

Net sales	$57,761		$59,670	$291,894		$295,849

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	4,897		5,569	27,457		31,502
Selling, general and administrative expenses	45,352		46,398	220,400		223,092
Depreciation and amortization	3,413		4,187	16,147		19,866
Other charges and impairments	29		390	879		3,048
	53,691		56,544	264,883		277,508

Income from operations	4,070		3,126	27,011		18,341

Interest expense	414		565	2,077		1,794

Interest income	306		58	813		579

Loss from extinguishment of debt	-		-	-		529

Impairment (recovery) and related obligations
of preferred security interest	-		(300)	(587)		(300)

Other (expense) income, net	(48)		39	56		115

Earnings from operations before
income tax expense	3,914		2,958	26,390		17,012

Income tax expense	1,359		1,114	9,351		6,722

Net earnings	$2,555		$1,844	$17,039		$10,290

Net earnings per common share - diluted	$0.40		$0.29	$2.67		$1.36

Net earnings per common share - basic	$0.40		$0.29	$2.68		$1.37

Weighted average number of common and
common equivalent shares outstanding:
Diluted	6,388		6,378	6,378		7,545

Basic	6,363		6,365	6,353		7,521

CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
APRIL 28, 2007 AND APRIL 29, 2006
(In thousands)
(Un-audited)

	April 28,	April 29,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$30,676	$7,502
Other current assets	25,740	33,399
Net property and equipment	24,043	37,824
Other assets	9,274	13,495

Total assets	$89,733	$92,220

Liabilities and stockholders' equity (deficit)

Current liabilities	$46,859	$55,803
Long-term obligations	7,825	15,789
Other liabilities	22,908	25,503
Stockholders' equity (deficit)	12,141	(4,875)

Total liabilities and stockholders'
equity (deficit)	$89,733	$92,220

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)
(Un-audited)

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks

	Apr. 28, 2007		Apr. 29, 2006	Apr. 28, 2007		Apr. 29, 2006

Capital expenditures	$772		$1,045	$2,488		$15,079

EBITDA is calculated as follows:
Net earnings from operations	$2,555		$1,844	$17,039		$10,290
Income tax expense	1,359		1,114	9,351		6,722
Interest expense/loss from debt extinguishment	414		565	2,077		2,323
Depreciation and amortization	3,413		4,187	16,147		19,866
Other non-cash charges	3		9	36		270

EBITDA (1) & (5)	$7,744		$7,719	$44,650		$39,471

Adjusted EBITDA (2)	$7,773		$7,809	$44,942		$42,219

EBITDA margin (3)	13.41%		12.94%	15.30%		13.34%

Adjusted EBITDA margin (4)	13.46%		13.09%	15.40%		14.27%

(1)
EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness.  EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks

	Apr. 28, 2007		Apr. 29, 2006	Apr. 28, 2007		Apr. 29, 2006

EBITDA	$7,744		$7,719	$44,650		$39,471
EBITDA adjustments:
Impairment charges	7		179	7		746
Reserves for severance and related costs	-		69	638		1,340
Executive retirements/repositioning	6		142	34		1,314
Contract terminations and settlements	-		-	-		(352)
Cost associated with strategic alternative review	16		-	200		-
Impairment (recovery) and related obligations
of preferred security interest	-		(300)	(587)		(300)

Adjusted EBITDA	$7,773		$7,809	$44,942		$42,219

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION (...continued)
(In thousands)
(Un-audited)

(5)	As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks

	Apr. 28, 2007		Apr. 29, 2006	Apr. 28, 2007		Apr. 29, 2006

EBITDA	$7,744		$7,719	$44,650		$39,471
Income tax expense	(1,359)		(1,114)	(9,351)		(6,722)
Interest expense	(414)		(565)	(2,077)		(2,323)
Adjustments for items not requiring cash:
Deferred income taxes	1,033		958	9,431		4,295
Deferred revenues and related costs	323		811	(3,606)		(4,250)
Impairment (recovery) and related obligations
of preferred security interest	-		(300)	(587)		(300)
Other, net	728		979	2,108		3,108
Decrease (increase) in current assets	1,068		(526)	1,475		3,499
Increase (decrease) in current liabilities	(3,990)		(1,786)	(4,762)		(8,930)
Increase (decrease) in current income taxes	439		762	(697)		(615)

Cash flows from operations	$5,572		$6,938	$36,584		$27,233